Exhibit 99.1

For immediate release

AAR REPORTS SECOND QUARTER FISCAL YEAR 2015 RESULTS

•           Second quarter sales of $490.0 million

•           Diluted earnings per share of $0.38

•           Cash flow from operations of $16.0 million, free cash flow of $8.0 million

WOOD DALE, ILLINOIS (December 18, 2014) — AAR (NYSE: AIR) today reported second quarter fiscal year 2015 consolidated sales of $490.0 million and net income of $15.2 million, or $0.38 per diluted share.  For the second quarter of the prior fiscal year, the Company reported sales of $540.7 million and net income of $20.0 million, or $0.50 per diluted share.

Within the Aviation Services segment, sales decreased 11.1% to $377.7 million. Supply chain sales to commercial and defense customers experienced double-digit growth but this was offset by lower sales of the Company’s airlift and MRO services, although MRO facility utilization ramped up during the quarter.  Comparability of financial performance for this quarter was also negatively impacted by the sale of two aircraft in the prior year period.

Within the Technology Products segment, sales declined by 3.2%.  Commercial and military cargo sales experienced double-digit growth offset by lower sales of mobility products.

“Today we reported second quarter FY 2015 results in line with our expectations. Sales to commercial customers increased 2.1% primarily due to the double-digit growth from our Aviation Services supply chain business,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP. “As we enter the second half of Fiscal 2015, we expect reduced revenues from our businesses that are tied to military operational tempo, while we expect solid growth from our Aviation Services supply chain and MRO businesses that, in total, should lead to sales growth on a consolidated basis.”

During the quarter, the Company experienced the following business wins:

Commercial

•                  Renewed a five-year agreement with Allegiant for airframe maintenance of their MD-80 and 757 fleet of aircraft.

•                  Supported approximately 100 aircraft from the Company’s supply chain hub in Brussels where an additional power-by-the-hour contract for a new customer’s fleet of 737s is expected.

Government and defense

•                  Awarded a $49 million contract by the Department of the Navy, Naval Supply Systems Command, to provide personnel recovery, casualty evacuation and search and rescue airlift services in West Africa.

•                  Received a one-year extension on the vertical replenishment contract for airlift services for U.S. Naval vessels in the Western Pacific and Indian Oceans.

•                  Selected by AMMROC (Advanced Military Maintenance Repair and Overhaul Center), the Abu Dhabi-based Joint Venture between Mubadala Development Company, Sikorsky and Lockheed Martin, to support the design, outfitting and integration of key areas of AMMROC’s state-of-the-art facility in Al Ain, UAE.

Second quarter sales to commercial customers represented 64.7% of consolidated sales, compared to 57.4% of consolidated sales in the second quarter of last year, while sales to government and defense customers represented the balance.

Consolidated gross profit margin was 16.0% for the second quarter down from 16.8% last year due to unfavorable margin mix.  Aviation Services segment gross profit margin was 16.9%, up slightly from 16.8% in the prior year period, and Technology Products gross profit margin declined to 13.0% from 17.0% in the prior year period.

Selling, general and administrative expenses declined $4.0 million over the prior year as a result of cost-saving measures implemented by the Company.

Net interest expense for the quarter decreased to $9.5 million from $10.2 million in the second quarter of last year.

During the quarter, the Company generated $16.0 million in cash flow from operations and free cash flow of $8.0 million while increasing its investment in its supply chain business to fund future growth. The Company paid cash dividends of $3.0 million and re-purchased shares for $1.7 million.

Average diluted share count for the quarter was 39.1 million compared to 39.2 million in the second quarter last year.

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CST on December 18, 2014. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1623126). The replay will be available from 8:15 p.m. CST on December 18, 2014, until 11:59 p.m. CST on December 26, 2014.

About AAR

AAR CORP. is a global aviation and aerospace company that employs more than 6,000 people in 17 countries. Based in Wood Dale, Illinois, AAR supports commercial, government and defense customers through two operating segments: Aviation Services and Technology Products. AAR’s services include inventory management and parts distribution; aircraft maintenance, repair and overhaul; and expeditionary airlift. AAR’s products include cargo systems and containers; mobility systems and shelters; advanced aerostructures; and command and control systems. More information can be found at www.aarcorp.com.

Contact: John Fortson, Vice President, Chief Financial Officer | (630) 227-2075 | john.fortson@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2014. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income	Three Months Ended November 30,		Six Months Ended November 30,
(In millions except per share data - unaudited)	2014	2013	2014	2013

Sales	$490.0	$540.7	$959.2	$1,055.2
Cost and expenses:
Cost of sales	411.5	449.7	805.4	879.5
Selling, general and administrative	47.1	51.1	92.0	98.8

Earnings from aircraft joint ventures	0.7	0.8	1.3	2.0

Operating income	32.1	40.7	63.1	78.9

Interest expense	9.6	10.5	19.2	21.5
Interest income	0.1	0.3	0.2	0.6

Income before income tax expense	22.6	30.5	44.1	58.0
Income tax expense	7.4	10.5	14.4	20.0
Net income attributable to AAR and noncontrolling interest	15.2	20.0	29.7	38.0
Income attributable to noncontrolling interest	—	—	(0.1)	(0.1)
Net income attributable to AAR	$15.2	$20.0	$29.6	$37.9

Earnings per share — Basic	$0.38	$0.51	$0.75	$0.96

Earnings per share — Diluted	$0.38	$0.50	$0.74	$0.95

Share Data:

Average shares outstanding — Basic	38.7	38.6	38.7	38.6
Average shares outstanding — Diluted	39.1	39.2	39.2	39.1

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights (In millions except per share data)	November 30, 2014	May 31, 2014

Cash and cash equivalents	$92.6	$89.2
Current assets	1,214.8	1,116.9
Current liabilities (excluding debt accounts)	353.6	332.4
Net property, plant and equipment	288.5	314.9
Total assets	2,227.7	2,199.5
Total debt	635.3	634.0
Stockholders’ equity	1,002.1	1,000.7
Book value per share	$25.18	$25.27
Shares outstanding	39.8	39.6

Sales By Business Segment	Three Months Ended November 30,		Six Months Ended November 30,
(In millions - unaudited)	2014	2013	2014	2013
Aviation Services	$377.7	$424.7	$741.4	$818.4
Technology Products	112.3	116.0	217.8	236.8
	$490.0	$540.7	$959.2	$1,055.2

Gross Profit by Business Segment	Three Months Ended November 30,		Six Months Ended November 30,
(In millions - unaudited)	2014	2013	2014	2013
Aviation Services	$63.9	$71.3	$123.0	$136.8
Technology Products	14.6	19.7	30.8	38.9
	$78.5	$91.0	$153.8	$175.7

Diluted Earnings Per Share Calculation	Three Months Ended November 30,		Six Months Ended November 30,
(In millions except per share data - unaudited)	2014	2013	2014	2013

Net income attributable to AAR	$15.2	$20.0	$29.6	$37.9
Less: Income attributable to participating shares	(0.3)	(0.4)	(0.6)	(0.8)
Net income for diluted EPS calculation	$14.9	$19.6	$29.0	$37.1

Diluted shares outstanding	39.1	39.2	39.2	39.1

Diluted earnings per share	$0.38	$0.50	$0.74	$0.95

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measure reported on a non-GAAP basis to compare financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company uses free cash flow for the three-month period ended November 30, 2014 to evaluate its financial results and trends, and believes it is useful for the reader of this press release.

Free Cash Flow	Three Months Ended November 30,
(In millions - unaudited)	2014
Net cash provided from operating activities	$16.0
Less: Property, plant and equipment expenditures	(8.0)
Free Cash Flow	$8.0